PNC Capital Advisors

Record of Securities Purchased
Affiliated Underwriter Participating in Syndicate

1. Purchasing Account: PNC Tax Exempt Limited Maturity Bond Fund
2. Issuer: Ohio St Hosp Fac Rev Acting By and Through the
Ohio Dev Fing Comm Rfdg-Cleveland Clinic Health
3. Date of Purchase: 10/13/2011
4. Underwriter from whom purchased: JP Morgan

5. Name of Affiliated Underwriter managing or participating in syndicate: PNC Capital Markets

6. Aggregate principal amount  of purchase: 4,510,000
7. Aggregate principal amount of offering: 8,965,000
8. Purchase price (net of fees and expenses): $104.017

9. Date offering commenced:  11/02/2011
10. Offering price at end of first day on
 which any sales were made: $104.017
11. Commission, spread or profit: 0.35%    $15,785

12. Have the following conditions been satisfied:     Yes   or   No

a. The securities are a part of an issue
registered under the Securities Act
of 1933, as amended, which is being
offered to the public, or are
Eligible Municipal Securities or
are securities sold in an Eligible
Foreign Offering, or are securities
sold in an Eligible Rule 144A Offering.                 YES

b. The securities were purchased prior
to the end of the first full day on
which any sales were made, at a
price that was not more than the
price paid by each other purchaser
of securities in that offering or in
any concurrent offering of the
securities (except, in the case of
an Eligible Foreign Offering, for
any rights to purchase required by
law to be granted to existing
security holders of the issuer) or,
if a rights offering, the securities
were purchased on or before the
fourth day preceding the day on
which  the rights offering terminated.                YES

c. The underwriting was a firm
commitment underwriting?                            YES

d. The commission, spread or profit was
reasonable and fair in relation to
that being received by others for
underwriting similar securities
during the same period?                          YES

e. In respect of any securities other
than Eligible Municipal Securities,
the issuer of such securities has
been in continuous operation for not
less than three years (including the
operations of predecessors).                     YES

f. The amount of such securities
purchased by all of the Funds and
any other investment companies
advised by the Investment Advisers
did not exceed (i) if purchased in
an offering other than an Eligible
Rule 144A Offering, 25% of the
principal amount of the securities
being offered, or (ii) if purchased
in an Eligible Rule 144A Offering,
25% of the total of (A) the
principal amount of the class of
securities being offered that were
sold by underwriters or members of
the selling syndicate to qualified
institutional buyers (as defined in
Rule 144A(a)(1) under the Securities
Act of 1933, as amended), plus (B)
the principal amount of the class of
securities being offered in any
concurrent offering.                              YES

g. No Affiliated Underwriter was a
direct or indirect participant in,
or benefited directly or indirectly
from, the purchase?                                 YES





      Approved:_/s/ Adam Mackey________
      DATE:___12/9/2011_______________